Enterprise Products Partners L.P. P.O. Box 4324 Houston, TX 77210 (713) 381-6500	Exhibit 99.1

Enterprise Reports Results for Third Quarter 2017

Houston, Texas (Thursday, November 2, 2017) – Enterprise Products Partners L.P. (“Enterprise”) (NYSE: EPD) today announced its financial results for the three and nine months ended September 30, 2017.

Third Quarter 2017 Highlights

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
($ in millions, except per unit amounts)
Operating income (1)	$879	$905	$2,850	$2,658
Net income (1) (2	$621	$643	$2,058	$1,883
Fully diluted earnings per unit (1) (2)	$0.28	$0.30	$0.94	$0.89
Net cash flow provided by operating activities (1) (3)	$485	$814	$2,820	$2,659
Total gross operating margin (1) (4)	$1,313	$1,312	$4,160	$3,891
Adjusted EBITDA (1) (4)	$1,321	$1,259	$4,073	$3,901
Distributable cash flow (1) (4)	$1,065	$978	$3,245	$3,072

(1)
This financial measure for the third quarter of 2017 was reduced by approximately $35 million from the estimated impact of Hurricane Harvey, which we believe reduced fully diluted earnings per unit for the quarter by approximately $0.02 per unit.

(2)
Net income for the third quarters of 2017 and 2016 included non-cash asset impairment and related charges of $10 million and $7 million, respectively, which reduced fully diluted earnings per unit by less than $0.01 per unit for both quarters.

(3)
Net cash flow provided by operating activities includes the impact of timing of cash receipts and payments related to operations. For the third quarters of 2017 and 2016, the net effect of changes in operating accounts, which are a component of net cash flow provided by operating activities, were reductions of $594 million and $195 million, respectively.

(4)
Total gross operating margin, adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) and distributable cash flow are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled later in this press release.

•
Net income attributable to limited partners was $611 million, or $0.28 per unit on a fully diluted basis for the third quarter of 2017 compared to $635 million, or $0.30 per unit on a fully diluted basis for the third quarter of 2016.  After adjusting for the estimated impact of Hurricane Harvey, net income attributable to limited partners for the third quarter of 2017 would have been $646 million, or $0.30 per unit.

•
Enterprise increased its cash distribution with respect to the third quarter of 2017 by 4.3 percent to $0.4225 per unit compared to the distribution paid with respect to the third quarter of 2016. The distribution will be paid November 7, 2017 to unitholders of record as of the close of business on October 31, 2017.

•
Enterprise reported distributable cash flow of $1.1 billion for the third quarter of 2017, which provided approximately 1.2 times coverage of the $0.4225 per unit cash distribution and resulted in $152 million of retained distributable cash flow. For the nine months ended September 30, 2017, distributable cash flow was $3.2 billion, which provided 1.2 times coverage of the aggregate $1.2575 per unit cash distribution, and Enterprise retained $533 million of distributable cash flow, which is available to reinvest in growth capital projects and reduce the need to issue additional equity.

•	Third Quarter Volume Highlights

	Three months ended Sept. 30,
	2017	2016
NGL, crude oil, refined products & petrochemical pipeline volumes (million BPD)	5.3	5.0
Marine terminal volumes (million BPD)	1.3	1.2
Natural gas pipeline volumes (TBtu/d)	12.4	12.1
NGL fractionation volumes (MBPD)	815	791
Fee-based natural gas processing volumes (Bcf/d)	4.8	4.6
Equity NGL production volumes (MBPD)	166	116
As used in this press release, “NGL” means natural gas liquids, “BPD” means barrels per day, “MBPD” means thousand barrels per day, “Bcf/d” means billion cubic feet per day; and “TBtu/d” means trillion British thermal units per day.

•
Capital investments were $1.0 billion in the third quarter of 2017, and $2.3 billion for the first nine months of 2017. Included in these investments were sustaining capital expenditures of $54 million and $164 million for the third quarter and first nine months of 2017, respectively.

•
Affiliates of privately held Enterprise Products Company (“EPCO”), which collectively own Enterprise’s general partner and approximately 32 percent of Enterprise’s outstanding limited partner interests, have indicated to Enterprise management that they plan to purchase $100 million of Enterprise common units through the partnership’s distribution reinvestment plan (“DRIP”) with the November 2017 distribution.

“Enterprise reported solid results in a very challenging third quarter of 2017,” said Jim Teague, chief executive officer of Enterprise’s general partner.  “I would like to acknowledge and thank our employees for their remarkable efforts during Hurricane Harvey and its historic aftermath.  Their efforts allowed us to preserve the reliability of our midstream system, despite over 50 inches of rain at Mont Belvieu, and provide critical services to both our producing and consuming customers.  We had hundreds of employees impacted by Hurricane Harvey and the associated flooding.  We applaud our employees for their resilience and generosity in supporting their fellow workers and community on the Texas Gulf Coast,” stated Teague.

“The partnership’s financial performance was supported by strong volumes on our pipelines, plants and marine terminals despite downtime at some of our facilities due to the storm.  Many of our petrochemical and refining customers experienced extended downtime, which also negatively impacted our pipeline volumes.  Highlights for the quarter included record volumes at our ethane export marine terminal, record volumes on our ATEX ethane pipeline, and near record volumes on our Acadian Gas System as a result of the resurgence of Haynesville shale production.  We also had strong year-over-year performance at our octane enhancement facility, and from assets put into service in the Permian basin and NGL storage facility.  Altogether, the partnership generated $1.1 billion of distributable cash flow, providing approximately 1.2 times coverage of our distribution declared for the third quarter of 2017 and $152 million of retained distributable cash flow to reinvest in the growth of our partnership,” said Teague.

“We recently completed construction of the pipeline portion of our Midland-to Sealy crude oil pipeline.  We are beginning commissioning activities and expect the pipeline to be in limited service later this month.  Construction continues on the supporting pump stations and storage facilities in Midland and Sealy.  The Midland-to-Sealy pipeline is expected to be in full service, including batching capabilities, during the second quarter of 2018.  Hurricane Harvey delayed the commissioning schedule on the partnership’s propane dehydrogenation facility (“PDH”) by approximately four weeks.  We are now in the final stages of commissioning and expect initial production of polymer grade propylene later this month,” concluded Teague.

Review of Third Quarter 2017 Results

NGL Pipelines & Services – Gross operating margin for the NGL Pipelines & Services segment increased 10 percent, or $67 million, to $771 million for the third quarter of 2017 from $704 million for the third quarter of 2016.  We estimate that the effects of Hurricane Harvey reduced gross operating margin in this segment by approximately $7 million for the third quarter of 2017 primarily from reduced transportation volumes and lost business opportunities.

Enterprise’s natural gas processing and related NGL marketing business generated gross operating margin of $203 million for the third quarters of both 2017 and 2016.  Total fee-based processing volumes were 4.8 Bcf/d for the third quarter of 2017 compared to 4.6 Bcf/d for the third quarter of 2016, and total equity NGL production increased to 166 MBPD this quarter from 116 MBPD for the third quarter of 2016.

 Enterprise’s natural gas processing business reported a $10 million increase in gross operating margin for the third quarter of 2017 compared to the same quarter in 2016.  In general, gross operating margin for the natural gas processing business for the third quarter of 2017 benefited from higher processing margins, equity NGL production and fee-based volumes, which were partially offset by a $23 million decrease from hedging activities.  The decrease in gross operating margin from hedging activities was comprised of approximately $13 million of hedging losses in the third quarter of 2017 compared to $10 million of hedging gains in the third quarter of 2016.  The processing business incurred approximately $7 million of costs in the third quarter of 2016 related to a fire at our Pascagoula processing plant in Mississippi.  The Pascagoula facility returned to commercial service in December 2016.

Gross operating margin from the partnership’s NGL marketing business for the third quarter of 2017 decreased $10 million compared to the third quarter of 2016, primarily due to lower contributions from marketing activities associated with our storage assets.

Gross operating margin from the partnership’s NGL pipelines and storage business increased $57 million, or 15 percent, to $435 million for the third quarter of 2017 compared to the third quarter of 2016.  NGL transportation volumes increased 7 percent to 3.1 million BPD for the third quarter of 2017 versus the same quarter of 2016.   NGL marine terminal volumes increased 22 percent to 456 MBPD for the third quarter of 2017 compared to the third quarter of last year.

Gross operating margin from Enterprise’s NGL marine terminals and related Houston Ship Channel Pipeline for the third quarter of 2017 increased by a total of $16 million compared to the third quarter of 2016.  The Morgan’s Point ethane export terminal loaded 100 MBPD of cargoes in the third quarter of 2017 and accounted for $14 million of the increase in gross operating margin.

Enterprise’s ATEX ethane pipeline reported a $15 million increase in gross operating margin for the third quarter of 2017 compared to the third quarter of 2016 primarily from higher volumes.  ATEX volumes increased by 26 MBPD for the third quarter of 2017 versus the same quarter in 2016.  The Mont Belvieu NGL and related product storage business accounted for $10 million of the increase in gross operating margin this quarter, primarily due to higher fees.

Enterprise’s Tri-States, Wilprise, Chaparral and affiliated pipelines reported an aggregate $16 million increase in gross operating margin for the third quarter of 2017 compared to the third quarter of last year, primarily attributable to a 67 MBPD increase in volumes.

The partnership’s equity investments in the Texas Express and Front Range pipelines posted a combined $6 million increase in gross operating margin for the third quarter of 2017 when compared to the third quarter of last year, primarily due to contractual increases in committed volumes.

Gross operating margin from the partnership’s NGL fractionation business increased $10 million to $132 million for the third quarter of 2017 compared to the third quarter of 2016.  Enterprise benefited from higher fractionation volumes at its Mont Belvieu, Hobbs and Louisiana plants this quarter, as well as increased revenues from blending activities.   Total fractionation volumes increased 24 MBPD to 815 MBPD for the third quarter of 2017 compared to the third quarter of 2016.

Crude Oil Pipelines & Services – Gross operating margin from the partnership’s Crude Oil Pipelines & Services segment decreased $64 million to $190 million for the third quarter of 2017 compared to the third quarter of 2016.  Approximately $45 million of the decrease in gross operating margin from last year was attributable to non-cash, mark-to-market losses associated with financial instruments used in the crude oil marketing business.  We estimate that the effects of Hurricane Harvey reduced gross operating margin in this segment by approximately $2 million for the third quarter of 2017 from reduced transportation volumes and lost business opportunities.  Total crude oil pipeline transportation volumes were 1.5 million BPD for the third quarter of 2017 compared to 1.4 million BPD for the third quarter of 2016.  Total crude oil marine terminal volumes were 452 MBPD for the third quarter of 2017 compared to 520 MBPD for the third quarter of 2016.

Gross operating margin from Enterprise’s crude oil marketing and related activities decreased $83 million in the third quarter of 2017 compared to the third quarter of 2016.  The partnership had a $45 million decrease in mark-to-market valuation of its financial instruments related to certain marketing activities, which was comprised of $22 million of mark-to-market losses in the third quarter of 2017 versus $23 million of mark-to-market gains in the third quarter of 2016.  Also contributing to the reduction in gross operating margin was a $39 million decrease from other marketing activities impacted by lower crude oil sales margins.

Gross operating margin from our crude oil marine terminals on the Houston Ship Channel and Beaumont decreased by a total of $9 million for the third quarter of 2017 compared to the third quarter of 2016, primarily due to higher maintenance and other operating costs.  Total crude oil unloading and loading volumes at these marine terminals decreased by 17 MBPD in the third quarter of 2017 compared to the same quarter in 2016 due in part to the effects of Hurricane Harvey.

Gross operating margin from our South Texas Crude Oil Pipeline system and equity investment in the Eagle Ford Crude Oil Pipeline increased by a total of $31 million for the third quarter of 2017 compared to the third quarter of last year, primarily due to higher deficiency fee revenues and an aggregate 103 MBPD increase in volumes on the two systems.

Our EFS Midstream System had an $8 million increase in gross operating margin this quarter compared to the third quarter of 2016, primarily due to higher deficiency fee revenues.

Natural Gas Pipelines & Services – Gross operating margin from the partnership’s Natural Gas Pipelines & Services segment was $171 million for the third quarter of 2017 compared to $179 million for the third quarter of 2016.  Total natural gas transportation volumes were 12.4 TBtu/d for the third quarter of 2017 compared to 12.0 TBtu/d for the same quarter of last year.

The partnership’s Permian, Haynesville, BTA and Piceance natural gas gathering systems reported an aggregate $7 million increase in gross operating margin to $22 million for the third quarter of 2017 compared to the third quarter of 2016.  Total volumes for these systems in the third quarter of 2017 increased by 0.6 TBtu/d compared to the third quarter of last year.  We acquired the BTA system as part of the Azure acquisition that was completed in the second quarter of 2017.

The Acadian Gas System reported a net $5 million decrease in gross operating margin for the third quarter of 2017 compared to the third quarter of 2016, primarily due to lower average capacity fees and higher operating costs, which more than offset incremental revenues associated with a 0.3 TBtu/d, or 15 percent, increase in pipeline volumes.  The Texas Intrastate System reported a $3 million decrease in gross operating margin for the third quarter of 2017 compared to the third quarter of last year, primarily due to lower fees and volumes from lower production in the Eagle Ford and Barnett Shale.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment was $172 million for the third quarters of both 2017 and 2016.  We estimate that the effects of Hurricane Harvey reduced gross operating margin for the third quarter of 2017 by approximately $25 million for this segment.

Gross operating margin for Enterprise’s octane enhancement and high-purity isobutylene business increased $18 million for the third quarter of 2017 compared to the third quarter of 2016, primarily due to lower operating costs and higher sales margins.  Total plant production volumes were 24 MBPD this quarter compared to 27 MBPD for the third quarter of 2016.

The partnership’s propylene fractionation business reported a $13 million decrease in gross operating margin for the third quarter of 2017 compared to the third quarter of 2016, primarily due to higher plant operating and PDH commissioning costs.  Propylene fractionation volumes were 78 MBPD for this quarter compared to 76 MBPD for the third quarter of last year.  Propylene export volumes increased 5 MBPD to 21 MBPD for the third quarter of 2017 compared to the third quarter of 2016.

Higher transportation volumes on our TE Products Pipeline led to a $3 million increase in gross operating margin for the third quarter of 2017 compared to the third quarter of 2016.  Related product terminals reported a $7 million decrease in gross operating margin for the third quarter of 2017 compared to the third quarter of 2016, as a result of lower volumes and higher operating costs.

Capitalization

Total debt principal outstanding at September 30, 2017 was $24.9 billion, including $3.2 billion of junior subordinated notes, of which $1.7 billion was issued in August 2017.  The debt rating agencies ascribe partial equity content to the junior subordinated notes.  At September 30, 2017, Enterprise had consolidated liquidity of $3.6 billion, which was comprised of unrestricted cash on hand and available borrowing capacity under our revolving credit facilities.

Total capital spending in the third quarter of 2017 was $1.0 billion, which includes $54 million of sustaining capital expenditures.  For the first nine months of 2017, Enterprise’s capital spending was $2.3 billion including $164 million of sustaining capital expenditures.  For 2017, we currently expect to invest in the range of approximately $2.9 billion to $3.1 billion, including $191 million paid for the Azure acquisition. We also expect to spend approximately $240 million for sustaining capital expenditures in 2017.

In July 2003, Enterprise implemented the DRIP to provide a simple, convenient means of investing in Enterprise’s common units. Through the DRIP, investors can purchase common units by reinvesting all or a portion of the cash distributions paid on common units at a discount ranging from 0 percent to 5 percent.  Enterprise has elected to set the discount rate at 2.5 percent beginning with the distribution declared with respect to the fourth quarter of 2017 to be paid in February 2018.  The discount rate was previously 5 percent.

Conference Call to Discuss Third Quarter 2017 Earnings

Today, Enterprise will host a conference call to discuss third quarter 2017 earnings.  The call will be broadcast live over the Internet beginning at 9:00 a.m. CT and may be accessed by visiting the partnership’s website at www.enterpriseproducts.com.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of total gross operating margin, distributable cash flow and Adjusted EBITDA.  The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measure calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flow provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP.  Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do.

Company Information and Use of Forward-Looking Statements
Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  Our services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and export and import terminals; crude oil  gathering, transportation, storage and export and import terminals; petrochemical and refined products transportation, storage, export and import terminals and related services; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems.  The partnership’s assets include approximately 50,000 miles of pipelines; 260 million barrels of storage capacity for NGLs, crude oil, refined products and petrochemicals; and 14 Bcf of natural gas storage capacity.

This press release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:  Randy Burkhalter, Vice President, Investor Relations, (713) 381-6812
     Rick Rainey, Vice President, Media Relations, (713) 381-3635

Enterprise Products Partners L.P.			Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues	$6,886.9	$5,920.4	$20,814.9	$16,543.5
Costs and expenses:
Operating costs and expenses	6,079.8	5,065.7	18,143.2	14,034.8
General and administrative costs	41.3	42.0	137.4	121.0
Total costs and expenses	6,121.1	5,107.7	18,280.6	14,155.8
Equity in income of unconsolidated affiliates	113.4	92.3	315.2	269.8
Operating income	879.2	905.0	2,849.5	2,657.5
Other income (expense):
Interest expense	(243.9)	(250.9)	(739.0)	(735.6)
Other, net	(8.6)	(6.2)	(32.1)	(25.5)
Total other expense	(252.5)	(257.1)	(771.1)	(761.1)
Income before income taxes	626.7	647.9	2,078.4	1,896.4
Provision for income taxes	(5.4)	(4.8)	(20.1)	(13.1)
Net income	621.3	643.1	2,058.3	1,883.3
Net income attributable to noncontrolling interests	(10.4)	(8.5)	(33.0)	(29.0)
Net income attributable to limited partners	$610.9	$634.6	$2,025.3	$1,854.3

Per unit data (fully diluted):
Earnings per unit	$0.28	$0.30	$0.94	$0.89
Average limited partner units outstanding (in millions)	2,160.6	2,105.5	2,150.0	2,079.8

Supplemental financial data:
Net cash flows provided by operating activities	$485.0	$813.8	$2,819.9	$2,659.0
Total debt principal outstanding at end of period	$24,934.4	$24,163.0	$24,934.4	$24,163.0

Non-GAAP distributable cash flow (1)	$1,064.9	$978.4	$3,245.4	$3,071.7
Non-GAAP Adjusted EBITDA (2)	$1,320.7	$1,258.9	$4,073.3	$3,900.8
Gross operating margin by segment:
NGL Pipelines & Services	$770.9	$703.5	$2,386.8	$2,206.3
Crude Oil Pipelines & Services	190.4	254.0	691.7	633.7
Natural Gas Pipelines & Services	170.7	178.5	536.0	533.6
Petrochemical & Refined Products Services	172.4	171.6	542.6	501.9
Total segment gross operating margin (3)	1,304.4	1,307.6	4,157.1	3,875.5
Net adjustment for shipper make-up rights (4)	8.9	4.4	3.2	15.0
Non-GAAP total gross operating margin (5)	$1,313.3	$1,312.0	$4,160.3	$3,890.5

Capital spending:
Capital expenditures, net (6)	$1,005.1	$553.0	$2,118.2	$2,409.8
Cash used for business combinations, net	7.3	1,000.0	198.7	1,000.0
Investments in unconsolidated affiliates	8.7	27.5	32.8	119.9
Other investing activities	--	0.4	--	0.4
Total capital spending, cash and non-cash	$1,021.1	$1,580.9	$2,349.7	$3,530.1

(1) See Exhibit D for reconciliation to GAAP net cash flow provided by operating activities.
(2) See Exhibit E for reconciliation to GAAP net cash flow provided by operating activities.
(3) Within the context of this table, total segment gross operating margin represents a subtotal and corresponds to measures similarly titled within the financial statement footnotes provided in our quarterly and annual filings with the U.S. Securities and Exchange Commission (“SEC”).
(4) Gross operating margin by segment for NGL Pipelines & Services and Crude Oil Pipelines & Services reflects adjustments for non-refundable deferred transportation revenues relating to the make-up rights of committed shippers on certain major pipeline projects. These adjustments are included in managements’ evaluation of segment results. However, these adjustments are excluded from non-GAAP total gross operating margin in compliance with recently issued guidance from the SEC.
(5) See Exhibit F for reconciliation to GAAP total operating income.
(6) Capital expenditures for property, plant and equipment are presented net of contributions in aid of construction cost.

Enterprise Products Partners L.P.			Exhibit B
Selected Operating Data – UNAUDITED

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Selected operating data: (1)
NGL Pipelines & Services, net:
NGL pipeline transportation volumes (MBPD)	3,052	2,854	3,131	2,933
NGL marine terminal volumes (MBPD)	456	373	499	439
NGL fractionation volumes (MBPD)	815	791	818	822
Equity NGL production (MBPD) (2)	166	116	160	136
Fee-based natural gas processing (MMcf/d) (3)	4,753	4,578	4,650	4,857
Crude Oil Pipelines & Services, net:
Crude oil pipeline transportation volumes (MBPD)	1,458	1,397	1,430	1,383
Crude oil marine terminal volumes (MBPD)	452	520	472	504
Natural Gas Pipelines & Services, net:
Natural gas pipeline transportation volumes (BBtus/d) (4)	12,376	12,047	12,084	12,007
Petrochemical & Refined Products Services, net:
Propylene fractionation volumes (MBPD)	78	76	80	75
Butane isomerization volumes (MBPD)	110	113	106	112
Standalone DIB processing volumes (MBPD)	82	85	82	90
Octane additive and related plant production volumes (MBPD)	24	27	25	19
Pipeline transportation volumes, primarily refined products and petrochemicals (MBPD)	778	784	801	836
Refined products and petrochemicals marine terminal volumes (MBPD)	359	354	410	381
Total, net:
NGL, crude oil, petrochemical and refined products pipeline transportation volumes (MBPD)	5,288	5,035	5,362	5,152
Natural gas pipeline transportation volumes (BBtus/d)	12,376	12,047	12,084	12,007
Equivalent pipeline transportation volumes (MBPD) (5)	8,545	8,205	8,542	8,312
NGL, crude oil, refined products and petrochemical marine terminal volumes (MBPD)	1,267	1,247	1,381	1,324

(1) Operating rates are reported on a net basis, which takes into account our ownership interests in certain joint ventures, and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.
(2) Represents the NGL volumes we earn and take title to in connection with our processing activities.
(3) Volumes reported correspond to the revenue streams earned by our gas plants. “MMcf/d” means million cubic feet per day.
(4) “BBtus/d” means billion British thermal units per day.
(5) Represents total NGL, crude oil, refined products and petrochemical transportation volumes plus equivalent energy volumes where 3.8 million British thermal units (“MMBtus”) of natural gas transportation volumes are equivalent to one barrel of NGLs transported.

Enterprise Products Partners L.P.									Exhibit C
Selected Commodity Price Information
							Polymer	Refinery
	Natural			Normal		Natural	Grade	Grade	WTI	LLS
	Gas,	Ethane,	Propane,	Butane,	Isobutane,	Gasoline,	Propylene,	Propylene,	Crude Oil,	Crude Oil,
	$/MMBtu	$/gallon	$/gallon	$/gallon	$/gallon	$/gallon	$/pound	$/pound	$/barrel	$/barrel
	(1)	(2)	(2)	(2)	(2)	(2)	(3)	(3)	(4)	(4)
2016 by quarter:
1st Quarter	$2.09	$0.16	$0.38	$0.53	$0.53	$0.76	$0.31	$0.18	$33.45	$35.11
2nd Quarter	$1.95	$0.20	$0.49	$0.62	$0.63	$0.96	$0.33	$0.19	$45.59	$47.35
3rd Quarter	$2.81	$0.19	$0.47	$0.63	$0.67	$0.98	$0.38	$0.24	$44.94	$46.52
4th Quarter	$2.98	$0.24	$0.58	$0.83	$0.90	$1.08	$0.36	$0.24	$49.29	$50.53
YTD 2016 Averages	$2.46	$0.20	$0.48	$0.65	$0.68	$0.94	$0.34	$0.21	$43.32	$44.88

2017 by quarter:
1st Quarter	$3.32	$0.23	$0.71	$0.98	$0.94	$1.10	$0.47	$0.32	$51.91	$53.52
2nd Quarter	$3.19	$0.25	$0.63	$0.76	$0.75	$1.07	$0.41	$0.28	$48.28	$50.31
3rd Quarter	$2.99	$0.26	$0.77	$0.91	$0.92	$1.10	$0.42	$0.28	$48.20	$51.62
YTD 2017 Averages	$3.17	$0.25	$0.70	$0.88	$0.87	$1.09	$0.43	$0.29	$49.46	$51.82

(1) Natural gas prices are based on Henry-Hub Inside FERC commercial index prices as reported by Platts, which is a division of McGraw Hill Financial, Inc.
(2) NGL prices for ethane, propane, normal butane, isobutane and natural gasoline are based on Mont Belvieu Non-TET commercial index prices as reported by Oil Price Information Service.
(3) Polymer-grade propylene prices represent average contract pricing for such product as reported by IHS Chemical, a division of IHS Inc. (“IHS Chemical”). Refinery grade propylene prices represent weighted-average spot prices for such product as reported by IHS Chemical.
(4) Crude oil prices are based on commercial index prices for West Texas Intermediate (“WTI”) as measured on the New York Mercantile Exchange and for Louisiana Light Sweet (“LLS”) as reported by Platts.

The weighted-average indicative market price for NGLs (based on prices for such products at Mont Belvieu, Texas, which is the primary industry hub for domestic NGL production) was $0.68 per gallon during the third quarter of 2017 versus $0.49 per gallon for the third quarter of 2016.

Fluctuations in our consolidated revenues and cost of sales amounts are explained in large part by changes in energy commodity prices.  Energy commodity prices fluctuate for a variety of reasons, including supply and demand imbalances and geopolitical tensions.

A change in our consolidated marketing revenues due to higher energy commodity sales prices may not result in a similar change in gross operating margin or cash available for distribution, since our consolidated cost of sales amounts would also change due to comparable increases in the purchase prices of the underlying energy commodities.

Enterprise Products Partners L.P.			Exhibit D
Distributable Cash Flow – UNAUDITED
($ in millions)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Net income attributable to limited partners (GAAP)	$610.9	$634.6	$2,025.3	$1,854.3
Adjustments to GAAP net income attributable to limited partners to derive non- GAAP distributable cash flow:
Add depreciation, amortization and accretion expenses	412.6	391.9	1,221.4	1,155.3
Add distributions received from unconsolidated affiliates	123.1	99.0	353.0	333.5
Subtract equity in income of unconsolidated affiliates	(113.4)	(92.3)	(315.2)	(269.8)
Subtract sustaining capital expenditures (1)	(53.8)	(61.7)	(164.1)	(179.4)
Subtract net gains attributable to asset sales	(1.1)	(8.9)	(1.1)	(2.3)
Add cash proceeds from asset sales	3.0	16.0	6.2	43.9
Add non-cash expense attributable to changes in fair value of the Liquidity Option Agreement	8.9	6.9	33.0	28.0
Add non-cash expense or subtract benefit attributable to changes in fair value of derivative instruments	29.7	(26.2)	(14.2)	42.1
Add monetization of interest rate derivative instruments	30.6	--	30.6	--
Add deferred income tax expense	0.4	1.0	1.1	5.3
Add non-cash asset impairment and related charges	10.0	6.8	35.2	29.1
Add other miscellaneous adjustments to derive non-GAAP distributable cash flow, as applicable	4.0	11.3	34.2	31.7
Distributable cash flow (non-GAAP)	1,064.9	978.4	3,245.4	3,071.7
Adjustments to non-GAAP distributable cash flow to derive GAAP net cash flow provided by operating activities:
Add sustaining capital expenditures reflected in distributable cash flow	53.8	61.7	164.1	179.4
Subtract cash proceeds from asset sales reflected in distributable cash flow	(3.0)	(16.0)	(6.2)	(43.9)
Subtract monetization of interest rate derivative instruments	(30.6)	--	(30.6)	--
Add or subtract the net effect of changes in operating accounts, as applicable	(594.2)	(195.1)	(512.1)	(489.7)
Subtract miscellaneous non-cash and other amounts to reconcile non-GAAP distributable cash flow with GAAP net cash flow provided by operating activities, as applicable	(5.9)	(15.2)	(40.7)	(58.5)
Net cash flow provided by operating activities (GAAP)	$485.0	$813.8	$2,819.9	$2,659.0

(1) Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets. Such expenditures serve to maintain existing operations but do not generate additional revenues.

Distributable cash flow
Our management compares the distributable cash flow we generate to the cash distributions we expect to pay our partners.  Using this metric, management computes our distribution coverage ratio.  Distributable cash flow is an important non-GAAP liquidity measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this liquidity measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder.  The GAAP measure most directly comparable to distributable cash flow is net cash flow provided by operating activities.

Enterprise Products Partners L.P.					Exhibit E
Adjusted EBITDA – UNAUDITED
($ in millions)
					For the Twelve Months Ended September 30,
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016	2017
Net income (GAAP)	$621.3	$643.1	$2,058.3	$1,883.3	$2,728.0
Adjustments to GAAP net income to derive non-GAAP Adjusted EBITDA:
Subtract equity in income of unconsolidated affiliates	(113.4)	(92.3)	(315.2)	(269.8)	(407.4)
Add distributions received from unconsolidated affiliates	123.1	99.0	353.0	333.5	471.0
Add interest expense, including related amortization	243.9	250.9	739.0	735.6	986.0
Add provision for income taxes	5.4	4.8	20.1	13.1	30.4
Add depreciation, amortization and accretion in costs and expenses	393.0	374.8	1,165.1	1,108.2	1,543.8
Add non-cash asset impairment and related charges	10.0	6.8	35.2	29.1	59.6
Subtract net gains attributable to asset sales	(1.1)	(8.9)	(1.1)	(2.3)	(1.3)
Add non-cash expense attributable to changes in fair value of the Liquidity Option Agreement	8.9	6.9	33.0	28.0	29.5
Add losses or subtract gains attributable to unrealized changes in the fair market value of commodity derivative instruments	29.6	(26.2)	(14.1)	42.1	(11.2)
Adjusted EBITDA (non-GAAP)	1,320.7	1,258.9	4,073.3	3,900.8	5,428.4
Adjustments to non-GAAP Adjusted EBITDA to derive GAAP net cash flow provided by operating activities:
Subtract interest expense, including related amortization, reflected in Adjusted EBITDA	(243.9)	(250.9)	(739.0)	(735.6)	(986.0)
Subtract provision for income taxes reflected in Adjusted EBITDA	(5.4)	(4.8)	(20.1)	(13.1)	(30.4)
Subtract distributions received for return of capital from unconsolidated affiliates	(12.0)	(12.5)	(36.8)	(51.9)	(55.9)
Add deferred income tax expense	0.4	1.0	1.1	5.3	2.4
Add or subtract the net effect of changes in operating accounts, as applicable	(594.2)	(195.1)	(512.1)	(489.7)	(203.3)
Add miscellaneous non-cash and other amounts to reconcile non-GAAP Adjusted EBITDA with GAAP net cash flow provided by operating activities	19.4	17.2	53.5	43.2	72.5
Net cash flow provided by operating activities (GAAP)	$485.0	$813.8	$2,819.9	$2,659.0	$4,227.7

Adjusted EBITDA
Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and the viability of projects and the overall rates of return on alternative investment opportunities.

Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to Adjusted EBITDA is net cash flow provided by operating activities.

Enterprise Products Partners L.P.			Exhibit F
Total Gross Operating Margin – UNAUDITED
($ in millions)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Total gross operating margin (non-GAAP)	$1,313.3	$1,312.0	$4,160.3	$3,890.5
Adjustments to reconcile non-GAAP total gross operating margin to GAAP total operating income:
Subtract depreciation, amortization and accretion expense amounts not reflected in gross operating margin	(383.9)	(367.1)	(1,139.3)	(1,085.6)
Subtract non-cash asset impairment charges not reflected in gross operating margin	(10.0)	(6.8)	(35.2)	(28.7)
Add net gains attributable to asset sales not reflected in gross operating margin	1.1	8.9	1.1	2.3
Subtract general and administrative costs not reflected in gross operating margin	(41.3)	(42.0)	(137.4)	(121.0)
Total operating income (GAAP)	$879.2	$905.0	$2,849.5	$2,657.5

Total gross operating margin
We evaluate segment performance based on our financial measure of gross operating margin.  Gross operating margin is an important performance measure of the core profitability of our operations and forms the basis of our internal financial reporting.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.

The term “total gross operating margin” represents GAAP operating income exclusive of (i) depreciation, amortization and accretion expenses, (ii) impairment charges, (iii) gains and losses attributable to asset sales, insurance recoveries and related property damage and (iv) general and administrative costs.  Total gross operating margin includes equity in the earnings of unconsolidated affiliates, but is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Total gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.  The GAAP financial measure most directly comparable to total gross operating margin is operating income.

Total gross operating margin excludes amounts attributable to shipper make-up rights as described in footnote (4) to Exhibit A of this press release.

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